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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
 October 5, 2000

FLEXPOINT SENSOR SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-24368 (Commission file number)	87-0620425 (IRS employer identification no.)
6906 South 300 West, Midvale, Utah (Address of principal executive offices)	84047 (Zip code)

(801) 568-5111
(Registrant's telephone number, including area code)

This document contains a total of 3 pages.

Item 1. Changes in Control of Registrant

    The Company closed on a $3,500,000 financing with Aspen Capital Resources, LLC ("Aspen") pursuant to a Securities Purchase Agreement, dated March 3, 2000 (the "Securities Purchase Agreement"). Under the Securities Purchase Agreement, Aspen received convertible debentures in the total principal amount of $3,500,000 and Series 2000-A Warrants exercisable for 2,315,494 shares of the Company's common stock at exercise prices between $1.79 and $2.08 per shares for its investment. This transaction was reported on a Current Report on Form 8-K, dated March 3, 2000, which was filed with the Securities and Exchange Commission.

    At the time the Aspen funding was accepted, the Company had minimal cash and a substantial working capital deficit. The Company was on the verge of ceasing operations due to a lack of working capital. In addition, the Company had been unable to find another financing source that would provide the amount of funding proposed under the Securities Purchase Agreement. With limited alternatives, management believed the Securities Purchase Agreement was the most likely option to allow the Company to maintain its economic viability.

    The debentures were due and payable in full on or before March 1, 2001 and required the payment of quarterly interest payments at the rate of 8% per annum. The debentures were subject to redemption if the Company's average closing bid price fell to $1 or less per share for five consecutive days. In the event of such redemption, the Company is required to pay the holder an amount equal to 125% of the aggregate principal amount of the debentures plus accrued interest. At the option of the debenture holder, the debentures or any portion thereof and any accrued and unpaid interest thereon may be converted into shares of the Company's common stock at a conversion price equal to eighty percent of the lesser of (i) the average of the three lowest closing bid prices for the Company's common stock during the fifteen trading days preceding the date of the Securities Purchase Agreement, or (ii) the average of the three lowest closing bid prices for the Company's common stock during the fifteen trading days preceding the conversion date (collectively, the "Conversion Rate"). There is no minimum conversion price if the Company is in default under the debenture. Furthermore, in the event of non-payment, the conversion price on any future conversions is reduced by $.50 per share and interest accrues on the unpaid amounts owing at the default rate of 2.5% per month (collectively, the "Default Provisions").

    During June 2000, Aspen converted debentures in the principal amount of $700,000 plus accrued interest of $3,555 into 703,555 shares of common stock. On July 6, 2000, Aspen gave written notice to the Company of mandatory redemption of debentures in the aggregate principal amount of $2,800,000 as a result of the average closing bid price of the Company's common stock being less than or equal to $1.00 per share for five consecutive days. On July 18, 2000 the investor gave the Company notice and subsequently converted $303,200 in amounts owing under the debentures into 606,400 shares of common stock. The Company currently owes Aspen and its assigns $2,500,000 in principal, plus penalties and interest on said amounts is accruing at the rate of 2.5% per month.

    Since the default on the debentures and the cancellation of the Delphi Supply Agreement, the Company has aggressively tried to raise funds from certain of its major stockholders and from other investors. Aspen was the only stockholder or other investor who tendered funds. The Company currently has minimal cash and cannot presently pay the principal or interest payments due under the debentures. In addition, the Company has a substantial working capital deficit and its cash reserves have been exhausted.

    In light of the Company's financial condition and its inability to obtain appropriate additional funding from other stockholders and investors, on October 5, 2000 Aspen converted $50,000 in principal owing on outstanding debentures. Based on the conversion price of the Debentures of eighty percent of the average of the three lowest closing bid prices for the common stock during the 15 trading days preceding the conversion, less the $.50 reduction in the conversion price due to the Company's default on the redemption of the debentures, and subject to a minimum conversion price equal to the par value of $.001 for the common stock, the conversion will result in the issuance of an additional 50,000,000 shares of common stock to Aspen. Immediately prior to the conversion, the Company had approximately 21,174,272 shares of common stock outstanding and had 100,000,000 shares of authorized common stock.

    As a result of the conversion, Aspen owns over 70% of the outstanding common stock of the Company and will effectively have voting control of the Company with respect to all matters submitted to the vote of the stockholders. Except for approximately 12,710,380 shares of common stock reserved for issuance pursuant to the exercise of stock options and warrants and conversion of preferred stock, Aspen is the beneficial owner of approximately 66% of the Company's common stock, comprised of all authorized, unreserved and unissued shares of the Company's common stock. The concentration of voting control may have the effect of impeding a non-negotiated change in control which result may or may not benefit stockholders. In addition, stockholders may be disadvantaged in the event matters are put to the stockholders for approval and the interests of Aspen are not similar to the interests of the stockholders generally. Moreover, the issuance of an additional 50,000,000 shares of common stock has the effect of substantially diluting the interest of the Company's other stockholders.

    Aspen currently plans to invest an additional $300,000.00 in the Company. However, the Company has no contractual commitments for funding with Aspen or any other person. It is unlikely that the Company will be able to obtain funding from other persons on commercially reasonable terms. If the Company is not able to secure immediately available funds from Aspen or other persons, the Company will be forced to cease operations. Even if the Company is able to obtain additional funding from Aspen, the amounts presently contemplated will not be sufficient to achieve the business purposes of the Company and will only serve to prolong the day to day business operations of the Company. The Company will need to obtain additional funding in order to accomplish its business purposes. There are presently no arrangements for any such funding.

    The Company is not aware of any arrangements, the operation of which may, at a subsequent date, result in a change in control of the Company.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXPOINT SENSOR SYSTEMS, INC.
Date: October 10, 2000	By	/s/ JOHN F.TROTTER John F. Trotter President

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SIGNATURES